August 2015
Pricing Sheet dated August 28, 2015 relating to
Preliminary Terms No. 472 dated August 4, 2015
Registration Statement No. 333-200365
Filed pursuant to Rule 433

Structured Investments

Opportunities in Commodities

Trigger PLUS Based on the Performance of Gold due March 3, 2023

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – AUGUST 28, 2015
Issuer:		Morgan Stanley
Maturity date:		March 3, 2023
Underlying commodity:		Gold
Aggregate principal amount:		$2,765,000
Payment at maturity:

•   If the final commodity price is greater than the initial commodity price:

$1,000 + the leveraged upside payment

•   If the final commodity price is less than or equal to the initial commodity price but is greater than or equal to the trigger level:

$1,000

•   If the final commodity price is less than the trigger level:

$1,000 x the commodity performance factor

Under these circumstances, this amount will be less than the stated principal amount of $1,000 and will represent a loss of at least 35%, and possibly all, of your investment.

Leveraged upside payment:		$1,000 x leverage factor x commodity percent increase
Leverage factor:		115%
Commodity percent increase:		(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:		$1,135.00, which is the commodity price on the pricing date
Final commodity price:		The commodity price on the valuation date, subject to postponement due to a non-trading day or certain market disruption events.
Commodity price:		For any trading day, the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such day.
Valuation date:		February 28, 2023, subject to adjustment for non-trading days and certain market disruption events
Trigger level:		$737.75, which is 65% of the initial commodity price
Commodity performance factor:		final commodity price / initial commodity price
Stated principal amount:		$1,000 per Trigger PLUS
Issue price:		$1,000 per Trigger PLUS
Pricing date:		August 28, 2015
Original issue date:		September 2, 2015 (3 business days after the pricing date)
CUSIP / ISIN:		61762GEK6 / US61762GEK67
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$927.60 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees(2)	Proceeds to issuer(3)
Per Trigger PLUS	$1,000	$30.00(1)
		$5.00(2)	$965.00
Total	$2,765,000	$96,775	$2,668,225
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30.00 for each Trigger PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each Trigger PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 472 dated August 4, 2015

Prospectus Supplement for PLUS dated November 19, 2014	Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.